Exhibit 99.1
Contact: TomoTherapy Incorporated
Thomas E. Powell, CFO
608-824-2800
TomoTherapy Announces Third Quarter Financial Results
Reports $43.6 Million of Revenue and $35.0 Million of Equipment Orders; Raises 2010 Revenue Guidance
Madison, Wis. — October 27, 2010 — TomoTherapy Incorporated (NASDAQ: TOMO), maker of advanced radiation therapy solutions for cancer care, today released financial results for the third quarter ended September 30, 2010.
Third Quarter Results
Third quarter 2010 revenue was $43.6 million, an increase of 27% from $34.4 million in the third quarter of 2009. Revenue from product sales was $29.8 million in the third quarter of 2010, up 23% compared to the same quarter last year, and revenue from service and other was $13.8 million in the third quarter of 2010, up 37% compared to the same quarter last year. The company reported a third quarter 2010 loss from operations of $14.6 million, a 10% decrease from the $16.1 million loss from operations for the same period last year.
The company incurred a net loss attributable to shareholders of $10.9 million, or $0.21 per share, for the third quarter of 2010, compared to a net loss of $13.9 million, or $0.27 per share, for the third quarter of 2009.
As of September 30, 2010, the company had $140.0 million of cash, cash equivalents and short-term investments, representing a $5.6 million decrease from June 30, 2010. There were no borrowings against the company’s credit facility during the quarter.
As of September 30, 2010, the company had a revenue backlog of $146.4 million, a 5% increase from the $139.2 million backlog as of June 30, 2010. The backlog includes $35.0 million of equipment orders received during the third quarter of 2010. Backlog includes firm orders that the company believes are likely to ship within the next two years, as well as the minimum payments for system rental contracts. Backlog does not include any revenue from service contracts, which represents a growing portion of the company’s overall revenue.

“We are encouraged by our third quarter financial performance, which reflects substantial improvement from the same period last year and demonstrates that our efforts on several key fronts are yielding results,” said Fred Robertson, TomoTherapy’s CEO. “Importantly, our year-over-year revenue growth is attributable to strength in product sales as well as service. On the product side, we have increased our backlog for two consecutive quarters as a result of a stronger, more integrated global sales and marketing efforts combined with the market’s demand for our new, more diverse product offerings. Service and other sales also continued to grow at a significant rate in comparison to the prior year, and at the same time, we maintained leading customer service rankings. We are focused on driving product sales in the geographic regions we have targeted, while simultaneously continuing to improve the reliability of our systems, including enhancing machine uptime and reducing maintenance required, as we continue on our path to return to profitability.”
Nine-Month Results
For the nine months ended September 30, 2010, revenue was $133.3 million, a 26% increase from $106.1 million for the nine months ended September 30, 2009. Revenue from product sales was $93.2 million in the first nine months of 2010, up 23% compared to the first nine months of 2009, and revenue from service and other was $40.1 million in the first nine months of 2010, up 33% compared to the first nine months of 2009.
The company reported a year-to-date 2010 loss from operations of $28.9 million, a 27% decrease from the loss from operations of $39.8 million during the first nine months of 2009. The company incurred a net loss attributable to shareholders of $22.5 million, or $0.43 per share, for the nine months ended September 30, 2010, compared to a net loss attributable to shareholders of $34.0 million, or $0.67 per share, for the same period last year.
During the first nine months of 2010, the company’s cash, cash equivalents and short-term investments decreased by $14.3 million. In the same period, the company’s backlog increased by $10.6 million, from $135.8 million as of December 31, 2009 to $146.4 million as of September 30, 2010.
Outlook
The company is revising upward its revenue guidance for full-year 2010. Management now expects 2010 revenue to be $175 million to $185 million, as compared to the previous range of $160 million to $180 million. Additionally, the net loss attributable to shareholders is now projected to be in the range of $0.65 to $0.75 per share, as compared to the previous projection of $0.65 to $0.85 per share.

Robertson concluded, “Our year-to-date results continue to show improving revenue and margins. Coupled with our backlog growth, we now expect stronger top-line results than we had anticipated earlier in the year. While global market conditions remain difficult to assess, there have been positive indications recently that demand is stabilizing. We are seeing strong indications of interest in our new product offerings throughout North America, Europe and the Asia Pacific region and continue to believe there are significant growth opportunities across these geographies. Moreover, based on many published reports regarding TomoTherapy treatment, we believe that the market is increasingly recognizing the benefits of this radiation therapy approach.”
Investor Conference Call
TomoTherapy will conduct a conference call regarding its third quarter 2010 results at 5:00 p.m. ET today, October 27, 2010 (4:00 p.m. CT). To hear a live Webcast or replay of the call, visit the Investor Relations page at TomoTherapy.com, where it will be archived for two weeks. To access the call via telephone, dial 1-800-638-4817 from inside the United States or 1-617-614-3943 from outside the United States, and enter pass code 19539609. The replay can be accessed by dialing 1-888-286-8010 from inside the United States or 1-617-801-6888 from outside the United States and entering pass code 40905886. The telephone replay will be available through 10:59 p.m. CT on November 3, 2010.
About TomoTherapy Incorporated
TomoTherapy Incorporated develops, markets and sells advanced radiation therapy solutions that can be used to efficiently treat a wide variety of cancers, from the most common to the most complex. The ring gantry-based TomoTherapy® platform combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. TomoTherapy’s suite of solutions includes its flagship Hi ·Art® treatment system, which has been used to deliver more than three million CT-guided, helical intensity-modulated radiation therapy (IMRT) treatment fractions; the TomoHD™ treatment system, designed to enable cancer centers to treat a broader patient population with a single device; and the TomoMobile™ relocatable radiation therapy solution, designed to improve access and availability of state-of-the-art cancer care. TomoTherapy’s stock is traded on the NASDAQ Global Select Market under the symbol “TOMO.” To learn more about TomoTherapy, please visit TomoTherapy.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning market acceptance of the company’s technology; growth drivers; the company’s orders, revenue, backlog or earnings growth; future financial results and any statements using the terms “should,” “believe,” “outlook,” “expect,” “anticipate” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include: demand for the company’s products; impact of sales cycles and competitive products and pricing; the effect of economic conditions and currency exchange rates; the company’s ability to develop and commercialize new products; its reliance on sole or limited-source suppliers; its ability to increase gross margins; the company’s ability to meet U.S. Food and Drug Administration (FDA) and other regulatory agency product clearance and compliance requirements; the possibility that material product liability claims could harm future revenue or require the company to pay uninsured claims; the company’s ability to protect its intellectual property; the impact of managed care initiatives, other health care reforms and/or third-party reimbursement levels for cancer care; potential loss of key distributors or key personnel; risk of interruptions to the company’s operations due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue:
Product	$29,759	$24,252	$93,230	$75,937
Service and other	13,823	10,126	40,062	30,144

Total revenue	43,582	34,378	133,292	106,081

Cost of revenue:
Product	16,233	13,782	46,372	39,779
Service and other	20,339	17,038	54,848	51,690

Total cost of revenue	36,572	30,820	101,220	91,469

Gross profit	7,010	3,558	32,072	14,612

Operating expenses:
Research and development	8,228	7,218	24,728	20,086
Selling, general and administrative	13,342	12,470	36,286	34,347

Total operating expenses	21,570	19,688	61,014	54,433

Loss from operations	(14,560)	(16,130)	(28,942)	(39,821)
Other income (expense):
Interest income	342	617	1,289	2,009
Interest expense	(4)	(18)	(27)	(47)
Other income (expense), net	1,539	105	513	(258)

Total other income (expense)	1,877	704	1,775	1,704

Loss before income tax and noncontrolling interests	(12,683)	(15,426)	(27,167)	(38,117)
Income tax expense (benefit)	47	256	13	(162)

Net loss	(12,730)	(15,682)	(27,180)	(37,955)
Noncontrolling interests	1,842	1,802	4,691	3,953

Net loss attributable to shareholders	$(10,888)	$(13,880)	$(22,489)	$(34,002)

Weighted-average common shares outstanding — basic and diluted	51,934	50,748	51,739	50,645

Loss per common share — basic and diluted	$(0.21)	$(0.27)	$(0.43)	$(0.67)

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	September 30,	December 31,
	2010	2009

ASSETS

Cash and cash equivalents	$110,424	$76,108
Short-term investments	29,612	78,225
Receivables, net	34,454	33,559
Inventories, net	53,014	47,669
Prepaid expenses and other current assets	3,352	3,633

Total current assets	230,856	239,194
Property and equipment, net	21,305	18,628
Other non-current assets, net	11,168	12,429

TOTAL ASSETS	$263,329	$270,251

LIABILITIES AND EQUITY

Accounts payable	$14,095	$6,269
Accrued expenses	23,415	19,588
Accrued warranty	4,115	4,173
Deferred revenue	30,877	34,145
Customer deposits	14,801	13,266

Total current liabilities	87,303	77,441
Other non-current liabilities	3,213	5,475

TOTAL LIABILITIES	90,516	82,916

Total shareholders’ equity	167,007	183,424
Noncontrolling interests	5,806	3,911

TOTAL EQUITY	172,813	187,335

TOTAL LIABILITIES AND EQUITY	$263,329	$270,251